SUB-ITEM 77 C: Submission of matters to a vote of security holders

A Special Meeting of Shareholders of the Huntington
VA Rotating Markets
Fund (formerly, Huntington VA Rotating Index Fund) was held on April 17,
2003. The following items, which are required to be reported under this
2004. SUB-ITEM 77C, were voted on at the meeting:

1. Approval of changing the Fund's fundamental investment objective from seeking to approximate the returns of a broad-based equity market index to one of seeking capital appreciation:


For

Against

Abstentions
and Broker
Non-Votes
113,334

12

205




2. Elimination of a fundamental investment policy of investing at least 80% of total assets in stocks comprising a broad-based equity index:


For

Against

Abstentions
and Broker
Non-Votes
110,963

2,383

205


The Definitive Proxy Statement for this Special Meeting was filed with the Securities and Exchange Commission on March, 12, 2003, and is incorporated by reference. (File No. 811-09481)